Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 Telephone 972.233.8242 Fax 972.233.7362

CAPITAL SOUTHWEST CORPORATION DECLARES REGULAR DIVIDEND AND ANNOUNCES SEPTEMBER 30, 2014 NET ASSET VALUE

DALLAS – October 27, 2014 – The board of directors of Capital Southwest Corporation (NASDAQ: CSWC), a publicly traded business development company that makes private equity investments, has declared a cash dividend in the amount of $0.10 per share of common stock. The dividend is payable on November 28, 2014 to shareholders of record on November 14, 2014.

CSWC also reported total net assets at September 30, 2014 of $758,270,910, equivalent to $48.79 per share. Comparative data is summarized below:

	September 30, 2014	March 31, 2014	September 30, 2013

Net assets	$758,270,910	$770,388,014	$712,730,333

Shares outstanding	15,540,732	15,413,532	15,258,864

Net assets per share	$48.79	$49.98	$46.71

During the six months ended September 30, 2014, net assets decreased by $12,117,104. This decrease is primarily attributable to a decrease of $38,826,965 in unrealized appreciation of our investments and a net investment loss of $2,721,678. Offsetting these decreases was $30,679,890 of net realized gain on investments. Assuming reinvestment of all dividends and tax credits on retained long-term capital gains, the September 30, 2014 net asset value was 2.1% less than the March 31, 2014 net asset value of $49.98 per share and 5.8% above the September 30, 2013 net asset value of $46.71 per share.

About Capital Southwest Corporation

Capital Southwest Corporation is a publicly traded business development company that makes private equity investments. Since Capital Southwest Corporation was formed in 1961, we have always sought to invest in companies with strong management teams and sound financial performance. As a public company, we are fortunate to have the flexibility to hold investments indefinitely. It is our dedication to this flexible investment strategy that enables our portfolio companies to achieve their full potential. For more information about Capital Southwest Corporation, please visit our website at www.capitalsouthwest.com.

This press release may contain historical information and forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 with respect to the business, financial condition and results of operations of Capital Southwest Corporation. The words "believe," "expect," "intend," "plan," "should" and similar expressions are intended to identify forward-looking statements. Such statements reflect the current views, assumptions and expectations of Capital Southwest Corporation with respect to future events and are subject to risks and uncertainties. Many factors could cause the actual results, performance or achievements of Capital Southwest Corporation to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, changes in the markets in which Capital Southwest Corporation operates and in general economic and business conditions, competitive pressures, changes in business strategy and various other factors, both referenced and not referenced in this press release. Certain factors that may affect Capital Southwest Corporation and its results of operations, are included in the “Risk Factors” section of Capital Southwest Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014 and Capital Southwest Corporation subsequent periodic filings with the Securities and Exchange Commission. Capital Southwest Corporation does not assume any obligation to update these forward-looking statements.

Contact:	Joseph B. Armes
214-884-3820